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                                                                 EXHIBIT 3.1


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION


        Steven S. Myers and Ronald A. Hunn hereby certify that:

        1. They are the President and Secretary, respectively, of Steven Myers & Associates, Inc., a California corporation (the "Corporation").

        2. The Articles of Incorporation of this Corporation are amended and restated in full to read as follows:

                                       I.

               The name of this corporation is "STEVEN MYERS & ASSOCIATES, INC."

                                       II.

               The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

               A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, as "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is twenty million (20,000,000) shares. Ten million (10,000,000) shares shall be Common Stock and ten million (10,000,000) shares shall be Preferred Stock. The Common Stock shall be issued in two series designated as "Series A" and "Series B" Common Stock. The number of shares of each series of Common Stock which this Corporation is authorized to issue is one million (1,000,000) Series A common shares and two million (2,000,000) Series B common shares. The shares of Series A Common Stock and Series B Common Stock shall be identical in all respects and shall have equal rights and privileges except that Series B Common Stock shall have no voting rights except as required by law. The Corporation, when making payment of ordinary dividends or liquidation distributions to each of the shareholders holding Common Stock shall be required to make such payments to each of such shareholders pro rata on a simultaneous basis.

               B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption

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        (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred
        Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                       IV.

               The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                       V.

               The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, approval of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in
        Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.

               Any repeal or modification of this Article shall be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

        3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

        4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with Section 902 of the Corporations Code. The total number of outstanding Series A shares of this Corporation is 202,292 shares. The total number of outstanding Series B shares of this Corporation is 812,819 shares. The number of shares voting in favor of the amendment and restatement equaled or exceed the vote required. The percentage vote required was more than 50% of the outstanding shares of Series A Common Stock voting as a separate class and more than 50% of the outstanding shares of Series A Common Stock and Series B Common Stock voting together as a class.


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        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


DATED:___________, 1997
                                            /s/ STEVEN S. MYERS
                                            -----------------------------------
                                            Steven S. Myers, President

                                            /s/ RONALD A. HUNN
                                            -----------------------------------
                                            Ronald A. Hunn, Secretary



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